Prospectus Supplement No. 3                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated February 12, 2004)           Registration Number 333-111738


                                  $270,000,000

                              QUANTA SERVICES, INC.

               4.50% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023
                                       AND
    THE COMMON STOCK ISSUABLE UPON CONVERSION OR REPURCHASE OF THE DEBENTURES
                        ---------------------------------

           This prospectus supplement relates to the resale by the holders of our 4.50% Convertible Subordinated Debentures Due 2023 and the shares of our common stock issuable upon the conversion or repurchase of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 12, 2004, Supplement No. 1 to such prospectus dated March 8, 2004 and Supplement No. 2 to such prospectus dated March 26, 2004. The terms of the debentures are set forth in the prospectus.

    THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF
                                 THE PROSPECTUS.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

           The information in the table appearing under the heading "Selling Security Holders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.


                                                  PRINCIPAL AMOUNT OF        PERCENTAGE OF        SHARES OF          PERCENTAGE OF
                                                DEBENTURES BENEFICIALLY       DEBENTURES         COMMON STOCK         COMMON STOCK
NAME                                             OWNED THAT MAY BE SOLD       OUTSTANDING          OFFERED            OUTSTANDING
----                                             ----------------------       -----------          -------            -----------
Geode U.S. Convertible Arbitrage Fund(1)......    $        7,000,000             2.59%               628,592              *
Pacific Life Insurance Company(2) ............    $          500,000               *                  44,899              *


---------------------------------
* Less than one percent.

(1) Vincent Gubitosi has voting and dispositive power over the securities held by this security holder. Geode U.S. Convertible Arbitrage Fund is a series of Geode Investors LLC, a Delaware series limited liability company. Geode Capital Management, LLC, a Delaware limited liability company, is the manger and investment manager of Geode Investors LLC. Geode Capital Management, LLC is a registered investment advisor and a wholly-owned subsidiary of Geode Capital Holdings LLC. Shares of Geode Capital Holdings LLC are owned primarily by officers and senior employees of Fidelity, including Edward C. Johnson 3d, Abigail P. Johnson, Robert L. Reynolds, Laura B. Cronin, Timothy Hayes, Francis V. Knox, Jr., Eric D. Rolter and Philip L. Bullen, and members of their families through partnerships and trusts for their benefit. Mr. Johnson 3d, Ms. Johnson and members of their families indirectly own a majority of the shares through an irrevocable voting trust for their benefit administered by a trustee who is not an interested person of Fidelity or the Johnson family.

(2) Larry Card, Elaine Havens, Simon Lee and Rex Olson have voting and dispositive power over the securities held by this security holder.

                        ---------------------------------

            The date of this prospectus supplement is April 30, 2004.